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                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 5

         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[  ] CHECK THIS BOX IF NO LONGER
     SUBJECT OF SECTION 16. FORM 4
     OR FORM 5 OBLIGATIONS MAY
     CONTINUE. SEE INSTRUCTION 1(B).

[   ] FORM 3 HOLDINGS REPORTED.

[ X ] FORM 4 TRANSACTIONS REPORTED.

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1. Name and Address of Reporting Person

  Willenberg            Raymond                 Franklin,     Jr.
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   (Last)               (First)                 (Middle)

  5920 Friars Road, Suite 104
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                                    (Street)

  San Diego             California              92108
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   New Visual Entertainment, Inc. (NVXE)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   October 31, 1999
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
  (Check all applicable)

   [ X ]   Director                     [   ]   10% Owner
   [ X ]   Officer (give title below)   [   ]   Other (specify below)

                            President
                    ---------------------------
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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

=================================================================================================================================
Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
=================================================================================================================================

                                                                                                             6.
                                                              4.                              5.             Owner-
                                                              Securities Acquired (A) or      Amount of      ship
                                                 3.           Disposed of (D)                 Securities     Form:     7.  Nature
                                                 Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    of Indirect
                                   2.            Code         ------------------------------- Owned at End   (D) or    Beneficial
1.                                 Transaction   (Instr. 8)                   (A)             of Issuer's    Indirect  Ownership
Title of Security                  Date          ------------                 or              Fiscal Year    (I)       (Instr.
(Instr. 3)                         (mm/dd/yy)        Code         Amount      (D)    Price    (Instr 3 & 4)  (Instr.4) 4)
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
Common Stock                        04/02/1997         A          1,000,000    A         (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock                        10/28/1997         A            437,500    A         (1)     1,593,119       D
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Common Stock                        01/21/1997         D          1,437,500    D         (2)
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Common Stock                        07/22/1998         A          1,437,500    A         (1)
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Common Stock                        09/14/1998         A            250,000    A         (1)
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Common Stock                        09/25/1998         A          1,500,000    A         (1)
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Common Stock                        11/30/1999         A          2,250,000    A         (1)     5,593,119       D
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=================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly




Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

=================================================================================================================================
                                                                                                    9.        10.
                                                                                                    Number    Owner-
                                                                                                    of        ship
               2.                                                                                   Deriv-    of
               Conver-                5.                                  7.                        ative     Deriv-   11.
               sion                   Number of                           Title and Amount          Secur-    ative    Nature
               of                     Derivative        6.                of Underlying    8.       ities     Secur-   of
               Exer-          4.      Securities        Date              Securities       Price    Bene-     ity:     In-
               cise   3.      Trans-  Acquired (A)      Exercisable and   (Instr. 3 and 4) of       ficially  Direct   direct
               Price  Trans-  action  or Disposed       Expiration Date   ---------------- Deriv-   Owned     (D) or   Bene-
1.             of     action  Code    of (D)            (Month/Day/Year)          Amount   ative    at End    In-      ficial
Title of       Deriv- Date    (Instr. (Instr. 3,        ----------------          or       Secur-   of        direct   Owner-
Derivative     ative  (Month/ 8)      4 and 5)          Date     Expira-          Number   ity      Year      (I)      ship
Security       Secur- Day/    ------  ----------------- Exer-    tion             of       (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)     ity    Year)   Code    (A)        (D)    cisable  Date     Title   Shares   5)       4)        4)       4)
---------------------------------------------------------------------------------------------------------------------------------

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=================================================================================================================================


Explanation of Responses:
(1) Securities issued to the Reporting Person as compensation for the Reporting Person's services as the President and a Director.
(2)   Securities transferred to the Issuer.



  /s/  RAYMOND WILLENBERG, JR.                      04/07/2000
--------------------------------------------       -------------
    **Signature of Reporting Person                     Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.